THE PHOENIX EDGE SERIES FUND

                       SUBADVISORY AGREEMENT

                                                       June 23, 2006

Harris Investment Management, Inc.
190 South LaSalle Street
Chicago, IL 60690


RE: 	Subadvisory Agreement

Ladies and Gentlemen:

The Phoenix Edge Series Fund (the "Trust") is a diversified open-end investment company of the series type registered under the Investment Company Act of 1940 (the "Act"), and is subject to the rules and regulations promulgated thereunder. The shares of the Trust are offered or may be offered in several series (collectively, sometimes hereafter referred to as the "Series").

Phoenix Investment Counsel, Inc. (the "Adviser") evaluates and recommends series subadvisers for the Series and is responsible for the day-to-day management of the Series.

1.	Employment as a Subadviser. The Adviser, being duly
authorized, hereby employs Harris Investment Management, Inc. (the "Subadviser") as a discretionary series subadviser to invest and reinvest the assets of each of the Series set forth on Schedule F attached hereto (the
"Designated Series") on the terms and conditions set forth herein. The services of the Subadviser hereunder are not to be deemed exclusive by reason of this Agreement (and without prejudice to any applicable restrictions set forth in any other written agreement between the Subadviser or any of its affiliates, on the one hand, and the Adviser or any of its affiliates, on the other hand); the Subadviser may (subject to the terms of any such other written agreements) render services to others and engage in other activities that do not conflict in any material manner with the Subadviser's performance hereunder.

2.	Acceptance of Employment; Standard of Performance. The
Subadviser accepts its employment as a discretionary series subadviser of each of the Designated Series and agrees to use its best professional judgment to make investment decisions for each such Designated Series in accordance with the provisions of this Agreement and as set forth in Schedule D attached hereto and made a part hereof.

3.	Services of Subadviser. In providing management services to
each of the Designated Series, the Subadviser shall be subject to the investment objectives, policies and restrictions of the Trust as they apply to such Designated
Series and as set forth in the Trust's then current prospectus ("Prospectus") and statement of additional information ("Statement of Additional Information") filed with the Securities and Exchange Commission (the "SEC") as part of the Trust's Registration Statement, as may be periodically amended and provided to the Subadviser by the Adviser, and to the investment restrictions set forth in the Act and the Rules thereunder, to the supervision and control of the Trustees of the Trust (the "Trustees"), and to instructions from the Adviser. The Subadviser shall not, without the Trust's prior written approval, effect any transactions that would cause any Designated Series at the time of the transaction to be out of compliance with any of such restrictions or policies applicable to such Designated
Series.

4.	Transaction Procedures. All series transactions for the
Designated Series shall be consummated by payment to, or delivery by, the custodian(s) from time to time designated by the Trust (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Series. The Subadviser shall not have possession or custody of such cash and/or securities or any responsibility or liability with respect to such custody. The Subadviser shall advise the Custodian and confirm in writing to the Trust all investment orders for the Designated Series placed by it with brokers and dealers at the time and in the manner set forth in Schedule A hereto (as amended from time to time).
The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Subadviser. The Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Subadviser shall have no responsibility or liability with respect to custodial arrangements or the act, omissions or other conduct of the Custodian.

5.	Allocation of Portfolio Transactions. The Subadviser shall
have authority and discretion to select brokers and dealers to execute Designated Series transactions initiated by the Subadviser, and to select the markets in which the transactions will be executed.

A.	In placing orders for the sale and purchase of the
Designated Series' securities for the Trust, the Subadviser's primary responsibility shall be to seek the best execution of orders at the most favorable prices. However, this responsibility shall not obligate the Subadviser to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Trust, so long as the Subadviser reasonably believes that the broker or dealer selected by it can be expected to obtain a "best execution" market price on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange Act of
1934) provided by such broker or dealer to the Subadviser, viewed in terms of either that particular transaction or of the Subadviser's overall responsibilities with respect to its clients, including the Trust, as to which the Subadviser exercises investment discretion, notwithstanding that the Trust may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Trust a lower commission on the particular transaction.

B. 	The Subadviser may manage other portfolios and expects
that the Trust and other portfolios the Subadviser manages will, from time to time, purchase or sell the same securities. The Subadviser may aggregate orders for the purchase or sale of securities on behalf of the Designated Series with orders on behalf of other portfolios the Subadviser manages in accordance with the policies with respect to the execution of portfolio transactions as set forth in the Fund's then current Prospectus and Statement of Additional
Information, as amended from time to time, and under the Act. Securities purchased or proceeds of securities sold through aggregated orders shall be allocated to the account of each portfolio managed by the Subadviser that bought or sold such securities at the average execution price. If less than the total of the aggregated orders is executed, purchased securities or proceeds shall generally be allocated pro rata among the participating portfolios in proportion to their planned participation in the aggregated orders.

C.	The Subadviser shall not execute any transactions for
the Designated Series with a broker or dealer that is an "affiliated person" (as defined in the Act) of the Trust, the Subadviser or the Adviser unless such execution is in compliance with the procedures and standards adopted by the Board of Trustees, as set forth in the Fund's then current Prospectus and Statement of Additional Information, as amended from time to time, and under the Act. The Trust shall provide the Subadviser with a list of brokers and dealers that are "affiliated persons" of the Trust or the Adviser and will notify the Subadviser as promptly as practicable when such list changes.

D.	The Subadviser shall at all times place orders for the
sale and purchase of securities in accordance with the brokerage policy of the Designated Series as set forth in the Prospectus subject to the oversight of the Adviser and/or the Trustees.

6.	Proxies.

A. 	The Subadviser, or a third party designee acting under
the authority and supervision of the Subadviser, shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the assets of the Designated Series.
Unless the Adviser or the Trust gives the Subadviser written instructions to the contrary, the Subadviser or an agent designated by the Subadviser will, in compliance with the proxy voting procedures of the Designated Series then in effect, vote or abstain from voting, all proxies solicited by or with respect to the issuers of securities in which assets of the Designated Series may be invested. The Adviser shall cause the Custodian to forward promptly to the Subadviser all proxies upon receipt, so as to afford the Subadviser a reasonable amount of time in which to determine how to vote such proxies. The Subadviser agrees to provide the Adviser in a timely manner with a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Trust to file Form N-PX as required by Rule 30b1-4 under the Act.

B. 	The Subadviser is authorized to deal with
reorganizations and exchange offers with respect to securities held in the Series in such manner as the Subadviser deems advisable, unless the Trust or the Adviser otherwise specifically directs in writing.

7.	Prohibited Conduct. In providing the services described in
this Agreement, the Subadviser's responsibility regarding investment advice hereunder is limited to the Designated
Series, and the Subadviser will not consult with any other investment advisory firm that provides investment advisory services to the Trust or any other investment company sponsored by Phoenix Investment Partners, Ltd. Regarding transactions for the Trust in securities or other assets.
The Trust shall provide the Subadviser with a list of investment companies sponsored by Phoenix Investment
Partners, Ltd. and the Subadviser shall be in breach of the foregoing provision only if the investment company is included in such a list provided to the Subadviser prior to such prohibited action. In addition, the Subadviser shall not, without the prior written consent of the Trust and the Adviser, delegate any obligation assumed pursuant to this Agreement to any affiliated or unaffiliated third party.

8.	Information and Reports.

A.	The Subadviser shall keep the Trust and the Adviser
informed of developments relating to its duties as Subadviser of which the Subadviser has, or should have, knowledge that would materially affect the Designated Series. In this regard, the Subadviser shall provide the Trust, the Adviser and their respective officers with such reports concerning the obligations the Subadviser has assumed under this Agreement as the Trust and the Adviser may from time to time reasonably request. In addition, prior to each regular meeting of the Trustees, the Subadviser shall provide the Adviser and the Trustees with reports regarding the Subadviser's management of the Designated Series managed by the Subadviser during the most recently completed quarter which reports: (i) shall include, to the extent possible, Subadviser's representation that its performance of its investment management duties hereunder is in compliance with the Trust's investment objectives and practices, the Act and applicable rules and regulations under the Act, and the diversification requirements of Subchapter M and Section 817(h) of the Internal Revenue Code of
1986, as amended, and (ii) otherwise shall be in such form as may be mutually agreed upon by the Subadviser and the Adviser.

B.	Each of the Adviser and the Subadviser shall provide
the other party with a list, to the best of the Adviser's or the Subadviser's respective knowledge, of each affiliated person, as defined under Section
2(a)(3) of the Act, and any affiliated person of such an affiliated person, of the Adviser or the Subadviser, as the case may be, and each of the Adviser and Subadviser agrees promptly to update such list whenever the Adviser or the Subadviser becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

C.	The Subadviser shall also provide the Adviser with any
information reasonably requested by the Adviser regarding its management of the Designated Series required for any shareholder report, amended registration statement, or Prospectus supplement to be filed by the Trust with the SEC.

9.	Fees for Services. The compensation of the Subadviser for
its services under this Agreement shall be calculated and paid by the Adviser in accordance with the attached
Schedule C. Pursuant to the investment advisory agreement between the Trust and the Adviser (the "Advisory
Agreement"), the Adviser is solely responsible for the payment of fees to the Subadviser.

10.	Limitation of Liability. The Subadviser shall not by reason
of this Agreement (and without prejudice to any liabilities the Subadviser may have pursuant to any other written agreement between the Subadviser or any of its affiliates, on the one hand, and the Adviser or any of its affiliates, on the other hand) be liable for any action taken, omitted or suffered to be taken by it in its best professional judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with specific directions or instructions from the Trust, provided, however, that such acts or omissions shall not have constituted a material breach of the investment objectives, policies and restrictions or laws or regulations applicable to any of the Designated Series as defined in the Prospectus and Statement of Additional Information or under the Act or other applicable laws or regulations, as applicable, and that such acts or omissions shall not have resulted from the Subadviser's willful misfeasance, bad faith or gross negligence, or reckless disregard of its obligations and duties hereunder.

11. 	Confidentiality. Subject to the duty of the Subadviser and
the Trust to comply with applicable law (but without prejudice to any applicable restrictions set forth in any other written agreement between the Subadviser or any of its affiliates, on the one hand, and the Adviser or any of its affiliates, on the other hand), including any demand of any regulatory or taxing authority having jurisdiction, the Subadviser shall treat as confidential all information pertaining to the Designated Series and the actions of the Subadviser and the Trust in respect thereof. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Designated
Series shall be deemed proprietary information of the Designated Series of the Trust, and that the Subadviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information. Further, the Subadviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions.

12.	Assignment. This Agreement shall terminate automatically in
the event of its assignment, as that term is defined in
Section 2(a)(4) of the Act. The Subadviser shall notify the Trust in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Trust to consider whether an assignment as defined in Section 2(a)(4) of the Act will occur, and to take the steps necessary to enter into a new subadvisory agreement. The Subadviser will be liable to the Fund and the Adviser for all administrative costs resulting from a change of control of the Subadviser, including without limitation all costs associated with any proxy solicitations, Board meetings and revisions to the Prospectus or marketing materials. The understandings and obligations set forth in this Section shall survive the termination of this Agreement and shall be binding upon the Subadviser and its successors.

13.	Representations, Warranties and Agreements of the
Subadviser. The Subadviser represents, warrants and agrees
(without prejudice to any applicable requirements set forth in any other written agreement between the Subadviser or any of its affiliates, on the one hand, and the Adviser or any of its affiliates, on the other hand) that:

A.	It is registered as an "Investment Adviser" under the
Investment Advisers Act of 1940, as amended ("Advisers
Act").

B. 	It will maintain, keep current and preserve on behalf
of the Trust, in the manner required or permitted by the Act and the rules thereunder including the records identified in Schedule B (as Schedule B may be amended from time to time). The Subadviser agrees that such records are the property of the Trust, and shall be surrendered to the Trust or to the Adviser as agent of the Trust promptly upon request of either. The Trust acknowledges that Subadviser may retain copies of all records required to meet the record retention requirements imposed by law and regulation.

C. 	It shall maintain a written code of ethics (the "Code
of Ethics") complying with the requirements of Rule
204A-1 under the Advisers Act and Rule 17j-l under the Act and shall provide the Trust and the Adviser with a copy of the Code of Ethics and evidence of its adoption. It shall institute procedures reasonably necessary to prevent Access Persons (as defined under Rule 17j-1) from violating its Code of Ethics. The
Subadviser acknowledges receipt of the written code of ethics adopted by and on behalf of the Trust. Each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Subadviser shall certify to the Trust and to the Adviser that the Subadviser has complied with the requirements of Rules
204A-1 and 17j-l during the previous calendar quarter and that there has been no material violation of its Code of Ethics, or of Rule 17j-1(b), or that any persons covered under its Code of Ethics has divulged or acted upon any material, non-public information, as such term is defined under relevant federal securities laws, and if such a violation has occurred that appropriate action was taken in response to such violation. Annually, the Subadviser shall furnish to the Trust and the Adviser a written report which complies with the requirements of Rule 17j-1 concerning the Subadviser's Code of Ethics to the Trust and the Adviser. The Subadviser shall permit the Trust and the Adviser to examine the reports required to be made by the Subadviser under Rules 204A-1(b) and 17j-l(d)(1) and this subparagraph.

D.	It has adopted and implemented, and throughout the
term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Subadviser and its supervised persons, and, to the extent the activities of the Subadviser in respect to the Trust could affect the Trust, by the Trust, of federal securities laws, as defined in Rule 38a-1 under the Act, and that the Subadviser has provided the Trust with true and complete copies of its policies and procedures (or summaries thereof) and related information reasonably requested by the Trust.
The Subadviser agrees to cooperate with periodic reviews by the Trust's compliance personnel of the Subadviser's policies and procedures, their operation and implementation and other compliance matters and to provide to the Trust from time to time such additional information and certifications in respect of the Subadviser's policies and procedures, compliance by the Subadviser with federal securities laws and related matters and the Trust's compliance personnel may reasonably request. The Subadviser agrees to promptly notify the Adviser of any compliance violations which affect the Designated Series.

E.	Reference is hereby made to the Declaration of Trust
dated [date], as subsequently amended, establishing the Trust, a copy of which has been filed with the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed with the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The name "The Phoenix
Edge Series Fund" refers to the Trustees under said Declaration of Trust, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Trust shall be held to any personal liability in connection with the affairs of the Trust;
only the trust estate under said Declaration of Trust is liable. Without limiting the generality of the foregoing, neither the Subadviser nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Trust or of any successor of the Trust, whether such liability now exists or is hereafter incurred for claims against the trust estate.

F.	It will use all necessary efforts to manage the
Designated Series so that it will satisfy the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended.

14. 	Entire Agreement; Amendment. This Agreement, together with
the Schedules attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements pertaining to the subject matter of this Agreement. This
Agreement may be amended at any time, but only by written agreement among the Subadviser, the Adviser and the Trust, which amendment, other than amendments to Schedules A, B, D, E and F, is subject to the approval of the Trustees and the shareholders of the Designated Series as and to the extent required by the Act.

15. 	Effective Date; Term. This Agreement shall become effective
on the date set forth on the first page of this Agreement, and shall continue in effect until November 30, 2007. The
Agreement shall continue from year to year thereafter only so long as its continuance has been specifically approved at least annually by the Trustees in accordance with
Section 15(a) of the Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

16.	Termination. This Agreement may be terminated as to the
entire Trust or any individual Designated Series by any of the Adviser, the Subadviser or the Trust without penalty hereunder, immediately upon written notice to the other parties in the event of a material breach of any provision thereof by a party so notified, or otherwise upon sixty
(60) days' written notice to the other parties, but any such termination shall not affect the obligations or liabilities of any party hereto to the other parties with respect to events occurring prior to such termination. In the event that this Agreement is terminated pursuant to the immediately preceding sentence with respect to some but not all of the Designated Series, this Agreement shall remain in full force and effect in accordance with its terms with respect to each of the remaining Designated Series with respect to which it has not been terminated.

17. 	Applicable Law. To the extent that state law is not
preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the Commonwealth of Massachusetts.

18. 	Severability. If any term or condition of this Agreement
shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

19. 	Notices. Any notice or other communication required to be
given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

(a) 	To Phoenix or the Trust at:
Phoenix Investment Counsel, Inc.
56 Prospect Street
Hartford, CT 06115
Attn: John H. Beers, Vice President and Clerk
Telephone: (860) 403-5050
Facsimile: (860) 403-7251
Email: john.beers@phoenixwm.com

(b) 	To Harris Investment Management, Inc. at:
Harris Investment Management, Inc.
190 South LaSalle Street
Chicago, IL 60690
Attn: William O. Leszinske
Telephone: (312) 461-7720
Facsimile: (312) 461-7096
Email: william.leszinske@harrisbank.com

Attn: Martin J. McHale
Telephone: (312) 461-6639
Facsimile: (312) 461-7096
Email: martin.mchale@harrisbank.com

20. 	Certifications. The Subadviser hereby warrants and
represents that it will provide, to the extent compliant with all applicable laws, the requisite certifications reasonably requested by the chief executive officer and chief financial officer of the Trust necessary for those named officers to fulfill their reporting and certification obligations on Form N-CSR and Form N-Q as required under the Sarbanes-Oxley Act of 2002 to the extent that such reporting and certifications relate to the Subadviser's duties and responsibilities under this Agreement.
Subadviser shall provide a quarterly certification in a form substantially similar to that attached as Schedule E.

21.	Indemnification.

(a)	The Adviser agrees to indemnify and hold harmless
the Subadviser, its officers and directors, and any person who "controls" the Subadviser, within the meaning of
Section 15 of the Securities Act of 1933, as amended (the
"1933 Act"), from and against any and all direct or indirect liabilities, losses or damages (including reasonable attorneys' fees and costs) suffered by Subadviser arising from, or connected with, (i) the Adviser's breach of any provision of this Agreement, (ii) willful misfeasance, bad faith, reckless disregard or gross negligence on the part of the Adviser or any of its officers, directors or employees in or relating to the performance of the Adviser's duties and obligations under this Agreement, (iii) the operation of the Designated
Series or the Fund, or the distribution of shares of the Designated Series or the Fund, (iv) the performance, non-performance or omission of any third-party service provider to the Designated Series or (v) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus and Statement of Additional Information, as amended or supplemented from time to time or promotional materials pertaining or relating to the Designated Series or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made by the Fund other than in reliance upon written information furnished by the Subadviser or any affiliated person of the Subadviser, expressly for use in the Fund's registration statement or other than upon verbal information confirmed by the Subadviser in writing expressly for use in the Fund's registration statement.
The Adviser acknowledges and agrees that the Subadviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Designated Series or that the Designated
Series will perform comparably with any standard or index, including other clients of the Subadviser, whether public or private.

In no case shall the Adviser's indemnity in favor of the Subadviser or any affiliated person or controlling person of the Subadviser, or any other provision of this Agreement, be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b)	The Subadviser agrees to indemnify and hold
harmless the Adviser, its officers and directors, and any person who "controls" the Adviser, within the meaning of
Section 15 of the 1933 Act, from and against any and all direct or indirect liabilities, losses or damages
(including reasonable attorneys' fees and costs) suffered by Adviser arising from or connected with (i) the Subadviser's breach of its duties under this Agreement,
(ii) willful misfeasance, bad faith, reckless disregard or gross negligence on the part of the Subadviser or any of its officers, directors or employees in the performance of the Subadviser's duties and obligations under this Agreement or (iii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or Statement of Additional Information, as amended or supplemented from time to time relating to the Designated
Series or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon written information furnished by the Subadviser or any affiliated person of the Subadviser to the Adviser, the Fund or any affiliated person of the Adviser or the Fund expressly for use in the Fund's registration statement, or upon verbal information confirmed by the Subadviser in writing expressly for use in the Fund's registration statement; or
(iv) to the extent of, and as a result of, the failure of the Subadviser to execute, or cause to be executed, portfolio transactions according to the standards and requirements of the Securities Exchange Act of 1934, the 1940 Act and the Advisers Act.

In no case shall the Subadviser's indemnity in favor of the Adviser or any affiliated person or controlling person of the Adviser, or any other provision of this Agreement, be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

22. 	Receipt of Disclosure Document. The Trust acknowledges
receipt, at least 48 hours prior to entering into this Agreement, of a copy of Part II of the Subadviser's Form
ADV containing certain information concerning the Subadviser and the nature of its business.

23.	Counterparts; Fax Signatures. This Agreement may be
executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.


                                 THE PHOENIX EDGE SERIES FUND
                                 By:	/s/ Gina Collopy O'Connell
                                 Name: 	Gina Collopy O'Connell
                                 Title:	Senior Vice President


                                 PHOENIX INVESTMENT COUNSEL, INC.
                                 By:	/s/ John H. Beers
                                 Name:	John H. Beers
                                 Title:	Vice President and Clerk


ACCEPTED:

Harris Investment Management, Inc.
By:	/s/ Randall J. Johnson
Name:	Randall J. Johnson
Title:	Senior Partner and Chief Financial Officer


SCHEDULES: 	A.	Operational Procedures
B. 	Record Keeping Requirements
C. 	Fee Schedule
D. 	Subadviser Functions
E. 	Form of Sub-Certification
F. 	Designated Series


                                 SCHEDULE A

                            OPERATIONAL PROCEDURES

In order to minimize operational problems, it will be necessary for a flow of information to be supplied by Subadviser to State
Street and Bank Trust Company (the "Custodian") and PFPC, Inc.,
(the "Sub-Accounting Agent") for the Trust.

The Subadviser must furnish the Custodian and the Sub-Accounting Agent with daily information as to executed trades, or, if no trades are executed, with a report to that effect, no later than 5 p.m. (Eastern Standard time) on the day of the trade each day the Trust is open for business. (Subadviser will be responsible for reimbursement to the Trust for any loss caused by the Subadviser's failure to comply.) It is permissible to send the necessary information via facsimile machine to the Custodian and the Sub-Accounting Agent. Information provided to the Custodian and the Sub-Accounting Agent shall include the following:

1. 	Purchase or sale;
2. 	Security name;
3. 	CUSIP number, ISIN or Sedols (as applicable);
4. 	Number of shares and sales price per share or
aggregate principal amount;
5. 	Executing broker;
6. 	Settlement agent;
7. 	Trade date;
8. 	Settlement date;
9. 	Aggregate commission or if a net trade;
10. 	Interest purchased or sold from interest bearing
security;
11. 	Other fees;
12. 	Net proceeds of the transaction;
13. 	Exchange where trade was executed; and
14. 	Trade commission reason: best execution, soft dollar
or research.

When opening accounts with brokers for, and in the name of, the Trust, the account must be a cash account. No margin accounts are to be maintained in the name of the Trust. Delivery instructions are as specified by the Custodian. The Custodian will supply the Subadviser daily with a cash availability report via access to the Custodian website, or by email or by facsimile and the Sub-Accounting Agent will provide a five day cash projection. This will normally be done by email or, if email is unavailable, by another form of immediate written communication, so that the Subadviser will know the amount available for investment purposes.


                                SCHEDULE B

                 RECORDS TO BE MAINTAINED BY THE SUBADVISER

1.	(Rule 31a-1(b)(5)) A record of each brokerage order, and
all other series purchases and sales, given by the Subadviser on behalf of the Trust for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

A. 	The name of the broker;
B. 	The terms and conditions of the order and of any
modifications or cancellations thereof;
C. 	The time of entry or cancellation;
D. 	The price at which executed;
E. 	The time of receipt of a report of execution; and
F. 	The name of the person who placed the order on behalf
of the Trust.

2. 	(Rule 31a-1(b)(9)) A record for each fiscal quarter,
completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of series securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

A. 	Shall include the consideration given to:
(i) 	The sale of shares of the Trust by brokers or
dealers.
(ii) 	The supplying of services or benefits by
brokers or dealers to:
(a) 	The Trust,
(b) 	The Adviser,
(c) 	The Subadviser, and
(d) 	Any person other than the foregoing.
(iii) 	Any other consideration other than the
technical qualifications of the brokers and
dealers as such.
B. 	Shall show the nature of the services or benefits made
available.
C. 	Shall describe in detail the application of any
general or specific formula or other determinant used
in arriving at such allocation of purchase and sale
orders and such division of brokerage commissions or
other compensation.
D. 	The name of the person responsible for making the
determination of such allocation and such division of brokerage commissions or other compensation.

3. 	(Rule 31a-1(b)(10)) A record in the form of an appropriate
memorandum identifying the person or persons, committees or
groups authorizing the purchase or sale of series
securities. Where a committee or group makes an
authorization, a record shall be kept of the names of its
members who participate in the authorization. There shall
be retained as part of this record: any memorandum,
recommendation or instruction supporting or authorizing the
purchase or sale of series securities and such other
information as is appropriate to support the
authorization.*
4. 	(Rule 31a-1(f)) Such accounts, books and other documents as
are required to be maintained by registered investment
Advisers by rule adopted under Section 204 of the Advisers
Act, to the extent such records are necessary or appropriate to record the Subadviser's transactions for the Trust.

5. 	Records as necessary under Board-approved The Phoenix Edge
Series Fund's valuation policies and procedures.




_______
* Such information might include: current financial information, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold) or any internal reports or subadviser review.



                                 SCHEDULE C

                               SUBADVISORY FEE

(a) 	For services provided hereunder, the Adviser will pay
to the Subadviser, on or before the 10th day of each month, a fee with respect to each Designated Series, payable in arrears, at the annual rate stated in paragraph (b) below. The fees payable in respect of a Designated Series shall be prorated for any month during which this Agreement is in effect for only a portion of the month with respect to such Designated Series. In computing the fee to be paid to the Subadviser, the net asset value of the Trust and each Designated Series shall be valued as set forth in the then-current registration statement of the Trust.

(b) The fee to be paid by the Adviser to the Subadviser with respect to each Designated Series shall be at the annual sub-advisory fee rate set forth opposite such Designated Series' name below; provided, however, that, in the event there is any reduction after the date of the Transaction Agreement in the annual advisory fee rate payable by a Designated Series to the Adviser pursuant to the Advisory Agreement, the annual sub-advisory fee rate payable by the Adviser to the Subadviser with respect to such Designated Series automatically shall be reduced by 50% of the amount of such reduction in such annual advisory fee rate (measured in basis points); and provided, further, that, in the event the net advisory fee retained by the Adviser with respect to a Designated Series (for the avoidance of doubt, after taking into account any applicable waivers, reimbursements or other similar offsets or arrangements applicable to such Designated Series that are required to be paid by the Adviser or its affiliates) is less than the annual contractual advisory fee payable by a Designated Series to the Adviser pursuant to the Advisory Agreement, the fee to be paid by the Adviser to the Subadviser with respect to such Designated Series automatically shall be reduced by 50% of the amount of such difference between such contractual advisory fee rate and such net advisory fee actually retained by the Adviser with respect to such Designated Series (and the Subadviser agrees promptly upon request to reimburse to the Adviser any over-payments previously made pursuant to this Agreement to the extent that such amounts ultimately are reasonably determined by the Adviser to be in excess of the amounts required to be paid pursuant hereto after taking into account any annual or other periodic reimbursements or similar payments required to be made by the Adviser or its affiliates to the Trust or a Designated Series in connection with any such waivers, reimbursements or other similar offsets or arrangements):

Name of Designated Series              Annual Sub-Advisory Fee Rate


Phoenix Capital Growth Fund            0.30



                                 SCHEDULE D

                             SUBADVISER FUNCTIONS

With respect to managing the investment and reinvestment of the Designated Series' assets, the Subadviser shall provide, at its own expense:

(a)	An investment program for each Designated Series
consistent with its investment objectives based upon the development, review and adjustment of buy/sell strategies approved from time to time by the Board of Trustees and the Adviser in paragraph 3 of this Subadvisory Agreement and implementation of that program;

(b)	Periodic reports, on at least a quarterly basis, in
form and substance acceptable to the Adviser, including but not limited to reports with respect to:
i) compliance with the Subadviser's Code of Ethics;
ii) compliance with procedures adopted from time to time by the Trustees of the Trust relative to securities eligible for resale under Rule 144A under the Securities Act of 1933, as amended; iii) diversification of each Designated Series' assets in accordance with the then governing laws and prevailing
Prospectus and Statement of Additional Information pertaining to the Designated Series and governing laws, regulations, rules and orders; iv) compliance with governing Fund policies and restrictions relating to the fair valuation of securities for which market quotations are not readily available or considered
"illiquid" for the purposes of complying with the Designated Series' limitation on acquisition of illiquid securities; v) cross transactions conducted pursuant to Rule 17a-7 under the 1940 Act; vi) allocations of brokerage transactions along with descriptions of the bases for those allocations and the receipt and treatment of brokerage and research services received, as may be requested to ensure compliance with Section 28(e) of the Securities
Exchange Act of 1934; vii) any and all other reports reasonably requested in accordance with or described in this Agreement; and viii) the implementation of the Designated Series' investment program, including, without limitation, analysis of Designated Series performance;

(c) 	Annual or other periodic reports, in form and
substance acceptable to the Adviser, including but not limited reports with respect to: (i) analyses of Designated Series performance; (ii) disclosure related to the portfolio management of the Designated Series and the Subadviser as may be contained in the Prospectus or marketing materials as amended, supplemented or otherwise updated from time to time;
(iii) compliance with the Subadviser's Code of Ethics pursuant to Rule 17j-1; and (iv) such compliance certifications as may be reasonably requested;

(d)	Promptly after filing with the SEC an amendment to its
Form ADV, a copy of such amendment to the Adviser and the Trustees;

(e) 	Attendance by appropriate representatives of the
Subadviser at meetings requested by the Adviser or Trustees at such time(s) and location(s) as reasonably requested by the Adviser or Trustees;

(f) 	Notice to the Trustees and the Adviser of the
occurrence of any event which would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;

(g) 	Provide reasonable assistance in the valuation of
securities including the participation of appropriate representatives at fair valuation committee meetings;
and

(h)	Supply the Fund's independent accountants,
PricewaterhouseCoopers LLP, or any successor accountant for the Fund, any information that it may reasonably request in connection with the Fund.


                                 SCHEDULE E

                           FORM OF SUB-CERTIFICATION

To:

Re: 	Form N-CSR and Form N-Q Certification for the [Name of
Designated Series].

From: 	[Name of Subadviser]

Representations in support of Investment Company Act Rule
30b1-5 certifications of Form N-CSR and Form N-Q.

[Name of Designated Series]

In connection with your certification responsibility under Rule 30b1-5 and Sections 302 and 906 of the Sarbanes-Oxley
Act of 2002, I have reviewed the following information presented for the period ended [Date of Reporting Period]
(the "Reports") which forms part of the N-CSR or N-Q, as applicable, for the [Trust.

Schedule of Investments (the "Reports")

Our organization has designed, implemented and maintained internal controls and procedures, designed for the purpose of ensuring the accuracy and completeness of relevant portfolio trade data transmitted to those responsible for the preparation of the Schedule of Investments. As of the date of this certification there have been no material modifications to these internal controls and procedures.

In addition, our organization has:

a.	Designed such internal controls and procedures to ensure
that material information is made known to the appropriate groups responsible for servicing the above-mentioned mutual funds.

b.	Evaluated the effectiveness of our internal controls and
procedures, as of a date within 90 days prior to the date of this certification and we have concluded that such controls and procedures are effective.

c.	In addition, to the best of my knowledge there has been no
fraud, whether, or not material, that involves our organization's management or other employees who have a significant role in our organization's control and procedures as they relate to our duties as subadviser to the Trust.

I have read the draft of the Reports which I understand to be current as of [Date of Reporting Period] and based on my knowledge, such drafts of the Reports do not, with respect to the Trust, contain any untrue statement of a material fact or omit to state a material fact necessary to make the information contained therein, in light of the circumstances under which such information is resented, not misleading with respect to the period covered by such draft Reports.

I have disclosed, based on my most recent evaluation, to the Trust's Chief Accounting Officer:

a.	All significant changes, deficiencies and material
weakness, if any, in the design or operation of the Subadviser's internal controls and procedures which could adversely affect the Adviser's ability to record, process, summarize and report financial data with respect to the Trust in a timely fashion;

b.	Any fraud, whether or not material, that involves the
Subadviser's management or other procedures for financial reporting as they relate to our duties as Subadviser to the Trust.

I certify that to the best of my knowledge:

a.	The Subadviser's Portfolio Manager(s) has/have complied
with the restrictions and reporting requirements of the Code of Ethics (the "Code"). The term Portfolio Manager is as defined in the Code.

b.	The Subadviser has complied with the Prospectus and
Statement of Additional Information of the Trust and the Policies and Procedures of the Trust as adopted by the Trust's Board of Trustees to the extent they relate to our duties as Subadviser to the Trust.

c.	I have no knowledge of any compliance violations except as
disclosed in writing to the Phoenix Compliance Department by me or by the Subadviser's compliance administrator.

d.	The Subadviser has complied with the rules and regulations
of the 33 Act and 40 Act, and such other regulations as may apply to the extent those rules and regulations pertain to the responsibilities of the Subadviser with respect to the Trust as outlined above.

This certification relates solely to the Trust named above and may not be relied upon by any other fund or entity.

The Subadviser does not maintain the official books and records of the above Trust. The Subadviser's records are based on its own portfolio management system, a record-keeping system that is not intended to serve as the Trust's official accounting system. The Subadviser is not responsible for the preparation of the Reports.




_______________________________ 	__________________________
[Name of Authorized Signature] 		Date


                                 SCHEDULE F

                              DESIGNATED SERIES


Phoenix Capital Growth Fund